Exhibit 99.2

Corporate Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Conference Call Participants:
Steve Smigie Raymond James & Associates - Analyst

Harsh Kumar Stephens Inc. - Analyst

Gary Mobley The Benchmark Company - Analyst

Christopher Longiaru Sidoti & Co. - Analyst

Shawn Harrison Longbow Research - Analyst

Liwen Zhang Blaylock Robert Van, LLC - Analyst

Suji Desilva Topeka Capital Markets - Analyst

Operator:

Good afternoon and welcome to Diodes Incorporated second-quarter 2015 financial results conference call. (Operator Instructions). As a reminder, this conference call is being recorded today August 6, 2015.

I would now like to turn the call over to Leanne Sievers, of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes second-quarter financial results conference call. I am Leanne Sievers, Executive Vice President of Shelton Group, Diodes' Investor Relations firm.

With us today are Diodes President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties and management may make additional forward-looking statements in response to your questions. Therefore the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities and Exchange Commission.

In addition, any projections as to the Company's future performance represent management's estimates as of today August 6, 2015. Diodes assume no obligation to update these projections in the future as market conditions may or may not change. Additionally, the Company's press release and management segment during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company's press release or definitions and reconciliation of GAAP to non-GAAP items which provide additional details.

Also throughout the Company's press release and management statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you are unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes' website at www.diodes.com.

Now I will turn the call over Diodes President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne. Welcome everyone and thank you for joining us today. I am pleased to report our second-quarter revenue was up 6.4% sequentially due to continued strength in industrial and automotive markets. Especially in Europe where revenue increased 8% after growing 14% last quarter.

Even despite the weak euro, our growth this quarter is very noteworthy considering the continued weakness in the computing market. Also significant, we improved gross margin 60 basis points sequentially despite pricing pressure in the computing market as we continue to benefit from our product mix improvements and the cost reduction efforts.

As I have mentioned in the past, we have been strategically focusing our efforts on increasing content in the industrial and automotive markets. We have now achieved two consecutive quarters of industrial sales exceeding 23% of total revenue. Automotive sales reached 5% with record automotive revenue.

We have introduced a growing number of new products that meet the stringent requirements of those markets. We also continue to broaden our product offering for high-volume, portable electronics and are securing an increasing number of design wins in wireless charging as well as the wearable and the Internet of Things markets. Although this market are in the earlier stage of expansion, Diodes is well-positioned to capture shares in those growing markets based on our expertise in miniturization and power efficient packaging.

With that I will now turn the call over to Rick to discuss our second-quarter financial results as well as third-quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon, everyone. Revenue for the second quarter 2015 was $219.5 million, an increase of 6.4% from the $206.2 million in the first quarter of 2015 and a decrease of 1.7% from the $223.2 million in the second quarter of 2014. Revenue was up sequentially due primarily to continued strength in the industrial and automotive markets which more than offset the softness in the computing market.

Gross profit for the second quarter 2015 was $69.4 million or 31.6% of revenue compared to the first quarter 2015 of $63.9 million or 31% of revenue and compared to the second quarter 2014 of $70.3 million or 31.5% of revenue. Gross profit margin was up 60 basis points sequentially due to the continued benefit of product mix improvements and cost reductions.

GAAP operating expenses for the second quarter 2015 were $47.4 million or 21.6% of revenue compared to $47 million or 22.8% of revenue in the first quarter 2015 and $47.2 million or 21.1% of revenue in the second quarter 2014.

Looking specifically at selling, general and administrative expenses, SG&A was approximately $31.9 million for the second quarter or 14.5% of revenue compared to $31.7 million or 15.4% of revenue in the first quarter 2015 and $33.3 million or 14.9% of revenue in the second quarter 2014. Investment in research and development for the second quarter was approximately $13.6 million or 6.2% of revenue compared to $13.3 million or 6.5% of revenue last quarter 2015 and $12.8 million or 5.7% of revenue in the second quarter 2014.

Combined, SG&A plus R&D was $45.5 million or 20.7% of revenue which was down 110 basis points from the $45 million or 21.8% of revenue in the first quarter 2015. Total other expense amounted to approximately $700,000 for the quarter. This was primarily driven by $750,000 of interest expense while $200,000 of interest income was offset by foreign currency losses. Income before taxes and noncontrolling interest in the second quarter 2015 amounted to $21.3 million compared to income of $16 million in the first quarter 2015 and $23.5 million in the second quarter 2014.

Turning to income taxes, our effective income tax rate for the second quarter was approximately 25.4% which was at the midpoint of our guidance range of 25% plus or minus 3%.

GAAP net income for the second quarter 2015 was $15.1 million or $0.31 per diluted share compared to first quarter 2015 of $11.1 million or $0.23 per diluted share and second quarter 2014 of $17.4 million or $0.36 per diluted share. The share count used to compute GAAP diluted EPS for the second quarter 2015 was 49.3 million shares.

Second quarter 2015 non-GAAP adjusted net income was $16.6 million or $0.34 per diluted share which excluded net of tax $1.5 million of non-cash acquisition related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $12.7 million or $0.26 per diluted share in the first quarter 2015 and $18.2 million or $0.38 per diluted share in the second quarter 2014.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income which provides additional details. Included in the second quarter 2015 GAAP and non-GAAP adjusted net income was approximately $2.5 million net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share in the second quarter.

Cash flow generated from operations was $14.4 million for the second quarter. Free cash flow was a negative $9 million for the second quarter which included $23.3 million of capital expenditures primarily for the Chengdu site expansion. Net cash flow was a negative $27.5 million including the paydown of approximately $18.1 million of long-term debt.

Turning to the balance sheet. At the end of the second quarter, cash and cash equivalents totaled approximately $220 million including $26 million in short-term investments. Working capital was approximately $508 million. At the end of the second quarter, inventory increased by $8 million from the end of the first quarter 2015 to approximately $195 million. Inventory in the quarter reflects a $4 million increase in raw materials, a $3 million increase in finished goods and a $1 million increase in work in process.

Inventory days were 116 in the second quarter compared to 117 days last quarter. At the end of the second quarter, accounts receivable was approximately $207 million, up over $29 million from the first quarter driven primarily by the higher revenue in the second quarter. AR days were 80, similar to last quarter.

Our long-term debt totaled approximately $99.7 million, down $18.1 million from the first quarter. Capital expenditures for the second quarter were $23.3 million or 10.6% of revenue which includes the expansion of our Chengdu site. Second-quarter depreciation and amortization expense was $19.2 million.

Now turning to our outlook. For the third quarter of 2015, we expect revenue to range between $209 million and $225 million or a decrease of 4.8% to an increase of 2.5% sequentially. At the midpoint of the guidance, total revenue is projected down 1% from the second quarter due to a significant reduction in the revenue associated with assembly test manufacturing services. Revenue excluding manufacturing services, is projected to grow approximately 3% sequentially. We expect gross margin to be 31.5% plus or minus 2%. Operating expenses are expected to be approximately 22.2% of revenue plus or minus 1%.

We expect our income tax rate to be 26% plus or minus 3% and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 49.6 million. For 2015, we expect our capital expenditures to be 5% to 9% of revenue excluding the Chengdu site expansion.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon. Revenue was up 6.4% sequentially driven by continued growth in Europe which increased 8% after growing 14% last quarter. As Dr. Lu mentioned, we continue to make great progress in our automotive and industrial markets in terms of revenue growth, new product introduction and design wins.

Asia was also up 7% in the quarter despite continued softness in the computing segment. North America was flat quarter on quarter. POP and distributor POS were up 6.3% and 1.7% respectively. Distributor inventory was up 7% as distributors position for expected ramps in key projects. Inventory remained in line but at higher levels due to the softer second quarter.

Turning to global sales, Asia represented 78% of revenue, North America 11% and Europe also 11%. We continue to have a high level of customer engagement across product lines, regions and end markets with increasing design win momentum as a result of our ongoing new product initiatives. We had a record quarter in auto sales with this end market surpassing 5% of revenue. Our logic products also had a record quarter, up 80% sequentially driven by key design wins in the portable space.

We also had a record revenue quarter for our MOSFET protection devices and BJT products driven by broad-based applications and end equipments. Our LED lighting and AC to DC product lines also continued to gain strong momentum in terms of design wins and revenue.

In terms of our end markets, consumer represented 33% of revenue, communications 22%, computing 17%, industrial 23% and automotive was 5%.

During the second quarter, Diodes once again extended its broad-based product offering investing in development resources and launching products for a wide range of high-volume, high growth markets and applications. Starting with the consumer market, Diodes launched products for TV and power supply applications leveraging our MOSFET and SBR devices including our MOS bridges as well as Diodes' proprietary new trench SBR technology. Design wins for MOS and SBR product families were once again extremely strong.

For large-scale consumer products, we released a high efficiency boost controller for LED backlighting and flat-panel TVs. We also released two families of dual high PSRR low noise, low dropout regulators that are intended for noise sensitive applications such as audio, video and RF subsystems in a wide range of applications including TVs, set-top boxes as well as portable electronics.

Other significant wins in the consumer market include audio, CMOS LDOs, standard linears and logic wins for flat-panel TVs as well as new opportunities for CMOS LDOs in game consoles and in load switch in DVR storage.

Also during the quarter, we continued to see solid traction for our audio amplifier product line with several wins in wireless speaker market as well as the release of a high efficiency Class B audio amplifier that helps extend battery life in portable electronics. We continue to have strong momentum in the portable and wearables space as a result of Diodes' expertise in miniaturized and power efficient packaging.

In the communications market, Diodes launched additional MOSFETs, SBR and TBS products in miniature leaded and leadless packaging all aimed at space savings and improved battery life. In particular, Diodes launched the first TBS device in its new high reliability micro miniature ESN package technology for this market. We also continue to expand our penetration in portable equipment with significant smartphone wins for our CMOS LDOs as well as our linear hall devices.

Also in support of the communications market, we secured 16 significant design wins for our AC to DC product line supporting charger and power adapter products at seven different major suppliers. In the computing space as mentioned previously, we continued to see ongoing weakness but this was partially offset by further traction in notebook and tablets with additional MOSFET and SBR products launched.

Further, we released an ultralow sensitivity omnipolar hall switch with micropower sleep function for use in computing and battery-powered consumer products such as smart covers for notebooks, tablets and cell phones. We also released several family of single channel current limit power switches that support dual port applications where a single USB port is used for data communication between host and a peripheral device while simultaneously charging the battery of the peripheral.

Turning to the industrial market, we continue to see strong design win momentum and customer traction from a broad base of applications. During the quarter we introduced a self-protected resettable electronic fuse designed to enhance system reliability against catastrophic failures in a wide range of demanding applications from industrial supplies to hard disk drives. Key wins in the industrial space include all sensors for an electronic lock that is part of an IOT smart connected home product line as well as sensors for home appliances and standard linear devices in e-meters and light goods.

We also extended our family of BJT linear regulators to offer 8 volt and 12 volt output products together with a 40 volt synchronous controller for power supply applications and two linear LED drivers from our smart bipolar platform. We also saw first revenue in the quarter on two key projects for LED drivers in retrofit LED bulb replacement.

Finally in the automotive market which is a key focus area for Diodes, we launched a significant number of new automotive qualified products including 15 new products with additions to our rugged 175 degrees C-rated portfolio and 40 and 60 volt parts based on Diodes' Shielded Gate wafer technology for applications such as motordrive.

Also in the quarter we secured a significant number of design wins from our MOS, BJT, TBS, SBR and IntelliFET product groups. While further enhancing our industry-leading bipolar technology with the first in a series of automotive qualified linear regulator devices. More recently, Diodes released Hall-effect latches for automotive market that offer eight magnetic sensitivity options to cover requirements of numerous applications including encoding and position control for various motors, pumps, fans and valves found in the vehicle cabin.

In summary during the quarter, Diodes continued to make great progress on our new product and expansion initiatives in the industrial and automotive markets while also further improving our product mix across our offerings to drive further improvements in gross margin.

We achieved revenue records in a number of product categories and generated further momentum in the high-volume portable space. We are also well-positioned to gain long-term share in emerging markets such as wireless charging, wearables and IOTs with our deep expertise in miniaturized and power efficient packaging.

With that, I will open the floor to questions. Operator?

Upon Completion of the Q&A…

Dr. Lu:  Thank you for your participation today. Operator, you may now disconnect.

Diodes 2Q 2015 EARNINGS CALL

QUESTION AND ANSWER

Operator

(Operator Instructions) Steve Smigie, Raymond James.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great, thanks a lot, guys, and good job in what is a pretty tough environment here. I was hoping you could comment a little bit on the assembly and test changes there. You talked about 3% growth excluding the assembly and test issues so for that growth are you including the assembly and test in your Q2 number to get to that 3%? And just a little bit of color actually in the assembly and test? Thanks.

Mark King - Diodes Inc. - SVP, Sales and Marketing

We were just letting you know that our standard business product rate was running at about up 3% so we had kind of a one-off quarter with our assembly test business where it was down significantly so we just wanted to give a little bit more granularity to our performance. It has been very, very consistent. This is kind of a one-off adjustment that is going on with our customer there so it was significant so that is why we brought it up.

Steve Smigie - Raymond James & Associates - Analyst

Okay, great. And then you guys made some progress on Chengdu during the quarter. Can you talk about what the implications of that are in terms of ramping that for packaging, etc. and what we might see in margins as a result of that?

Keh-Shew Lu - Diodes Inc. - President and CEO

Our Chengdu operation, we have been talking about that for a while and due to the space in Shanghai is kind of full now so we need to kick out the Chengdu project to prepare for our future expansion. And I remember several years ago we bought the land and then we built the building and we set up the pilot line operations three years ago and now the building is done and we are putting up equipment so when we started what we already qualified our Chengdu operation so we are moving the production equipment, we are kicking off the Chengdu site.

Steve Smigie - Raymond James & Associates - Analyst

Okay, great. I know you only do one quarter ahead in terms of guidance and revenue but as we think about December, it is typically down I think about 5% sequentially but it has already been a little bit soft in June into September for you guys as well as other folks. Does that suggest December is probably not going to be down quite as much as seasonal?

Keh-Shew Lu - Diodes Inc. - President and CEO

I hope so. Because I think this year, I think everybody sees that there has been the softness in the third quarter instead of typically it is a strong quarter. And so we hope the fourth quarter won't be down like in the past so currently we are hoping the fourth quarter maybe flatters -- we don't know but it won't be as bad as in the past.

Steve Smigie - Raymond James & Associates - Analyst

Okay. If I could sneak one last one in, Dr. Lu, I think you bought some shares of Diodes back in 2008, 2009 right at the bottom and I think I saw a filing go across that you might have purchased 700,000 shares recently. I'm not sure if that is actual outright purchasing. I didn't get a chance look at the filing closely but I was just curious if you were out buying stock for yourself here?

Rick White - Diodes Inc. - CFO

No, this is Rick. That 700,000 shares was not a purchase, that was Dr. Lu's employment agreement that expired at the end of May and then he signed a new employment agreement for seven years which included that stock award of 700,000 and the details of that employment agreement were part of that 8-K filing that we did.

Steve Smigie - Raymond James & Associates - Analyst

Okay, great. Thank you.

Operator

Harsh Kumar, Stephens.

Harsh Kumar - Stephens Inc. - Analyst

Good job on a tough environment as well. A question for you, Dr. Lu. We always consider your company to be closer to China and what is actually going on there than most of the others given your scale of operations there. I am curious if you could just talk qualitatively about what the state of affairs is, is it a real slowdown, is it just inventory? Anything you can throw at us would be helpful.

Keh-Shew Lu - Diodes Inc. - President and CEO

I think the way we view the China market has actually slowed down and we see that including our own business inside China. Now China if you separate two business, two kinds of business, one is they are doing assembly of OEM or ODM for multi-nation companies and export those products outside of China, that business did not really go down, but China internal consumption has really slowed down.

Harsh Kumar - Stephens Inc. - Analyst

Okay, that is very helpful, Dr. Lu. And then a question, the test and assembly services business, how big was it? Was it 5%, 10% of revenues? I am just curious how much it fell off and are you expecting that it will come back or it will just go away?

Keh-Shew Lu - Diodes Inc. - President and CEO

I think we believe it will go back up. Okay.

But this is the one -- we do the assembly and the testing service for other companies and typically they don't give us only one quarter of forecast so when we get that forecast in the past, they tend to track with our own business, that is why we never mentioned it but this time for some reason we don't know, the forecast they give to us significantly went down. And that is why we just need to report it that way.

Now I do hope it will go back to normal in next quarter.

Mark King - Diodes Inc. - SVP, Sales and Marketing

We should expect some improvement in Q4 and then be back to normal on a regular basis.

Harsh Kumar - Stephens Inc. - Analyst

Great, thank you. My last question, Dr. Lu, I think you talked about weakness in computing a couple times on the call, when I put the numbers in, I put the breakdown in, it is basically flattish call it give or take? I'm trying to understand were you expecting a pickup in June that didn't happen or do you get some unexpected strength in an area but your core computing was down. If you could explain that Mark or Dr. Lu.

Mark King - Diodes Inc. - SVP, Sales and Marketing

I think we expected it to be better than it was in the quarter or we expected to get some real gain. But you are correct, it was more flattish and actually went down slightly as a percentage or was relatively even. So I mean I just think that it is kind of in a market that is not really going anywhere. Where we have added a lot of new products into the area but we still can't get the revenue out of them. So we expect a little bit of upside as projects in the marketplace gets a little bit better but we just haven't been able to achieve that yet with some of our (inaudible) .

Harsh Kumar - Stephens Inc. - Analyst

Mark, as a follow-up, is this like (inaudible) Intel platform delay, do you think that is causing it or you think it is just something else altogether?

Mark King - Diodes Inc. - SVP, Sales and Marketing

I think there is just a lot of hesitancy and a demand issue whether it be the delays or whatever, it is just an overall unit output.

Harsh Kumar - Stephens Inc. - Analyst

Thanks, guys.

Keh-Shew Lu - Diodes Inc. - President and CEO

If you really look at it, since our second quarter versus the first quarter is up 6.4%, and if you assume the percentage of the revenue from computing is the same, then it is not really going down. So if you use a percentage, yes, computing percentage second quarter versus the first quarter it is flat. But don't forget our total revenue second quarter versus the first quarter is up 6.4% so I don't want to be, don't want to be misleading. If you look at 1Q, our computing is 18% of our revenue and 2Q is 17% of our revenue. So let's don't forget we while we grow up 6.4%.

Harsh Kumar - Stephens Inc. - Analyst

I get it, I get it. Thank you for the clarification, Dr. Lu.

Operator

(Operator Instructions). Gary Mobley, Benchmark.

Gary Mobley - The Benchmark Company - Analyst

Good afternoon. I just had a question for you on the topic of share buyback. What share price does it become more beneficial as measured in accretion or whatever metric to buy back stock versus paying down your debt as you have been doing for the last several quarters?

Rick White - Diodes Inc. - CFO

Clearly I think overall from a financial perspective, it is better for us to buy back -- to pay down the debt. The interest cost is more than offsetting the reduction in shares with the same amount of money plus Dr. Lu is still in M&A mode and if we buy back shares or do a dividend, that money would not be available for M&A activity. So all of this is in there together but right now from an interest rate standpoint, we believe it is more beneficial to pay down the debt.

Gary Mobley - The Benchmark Company - Analyst

Okay. On the topic of M&A, what does the pipeline look for you guys? Have valuation expectations for targets come down and has the pipeline changed at all?

Keh-Shew Lu - Diodes Inc. - President and CEO

I think M&A, we still -- M&A is still one of the major growth strategies for us and so I am still aggressively looking for opportunities for M&A and with the stock going down obviously the expectation would be relatively going down too but until we really get on it, I cannot make any comment.

Gary Mobley - The Benchmark Company - Analyst

Okay. If I am not mistaken there has been a positive bias to your tax rate. It has been increasing. It has been higher than what you have been forecasting and I'm assuming that is a function of your profits originating increasingly out of Europe in a higher tax jurisdiction. Can you verify that and can you give us a little color on the tax rate outlook for Q4 in 2016?

Rick White - Diodes Inc. - CFO

Yes, so in the first quarter we were at 26.2%. In the second quarter we were at 25.4% so we have been pretty consistent over the last six months. We think if the profitability remains the same as it has been with Europe, US and the Asian mix, that it will stay in that 26% range, that is why we put our guidance together 26% plus or minus 3%.

So I think you can use that same rate next year assuming there aren't any major changes in the profitability of the company.

Gary Mobley - The Benchmark Company - Analyst

Okay, that is it for me. Thanks, guys.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Co. - Analyst

Nice work in a tough environment. My first question just has to do with internal utilization. I think you have commented on this in the past. Can you give us an idea what internal utilization is and also what the outsource manufacturing and test services, what the difference was in utilization and will be based on that?

Keh-Shew Lu - Diodes Inc. - President and CEO

Let me just answer your last question first, okay. You look at our outside service went down significantly but overall is we said 1% down from the midpoint because our own internal or our own business is up midpoint 3%. And therefore if you look at down 1%, our utilization has not really changed that much from assembly and testing point of view.

Christopher Longiaru - Sidoti & Co. - Analyst

And I think packaging and test last quarter was about 90%. Is that still the number?

Keh-Shew Lu - Diodes Inc. - President and CEO

Slightly better than 90.

Rick White - Diodes Inc. - CFO

Slightly better than that.

Keh-Shew Lu - Diodes Inc. - President and CEO

90%.

Christopher Longiaru - Sidoti & Co. - Analyst

And then just in terms of with your guide I mean people have seen some pretty strong comps pressure. Doesn't seem with your guide like it is as strong. Can you comment on your communications demand at this point and give us a little more color into what you are seeing especially in China?

Mark King - Diodes Inc. - SVP, Sales and Marketing

I would say our communications is a little mixed. We are making progress in the communications market in China but we are pretty heavily involved in the big guys so there is some balance there on that. So I think that is about as much as I can say about it. We still see some great opportunities in that area but it is a little bit of a mixed market there.

Christopher Longiaru - Sidoti & Co. - Analyst

I will jump out with that. Thanks for the color, guys.

Operator

Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research - Analyst

Good afternoon, good evening, everybody. Related to the weakness in the assembly and test business that you take on further customers, is there a specific end market that it will negatively affect this quarter?

Keh-Shew Lu - Diodes Inc. - President and CEO

I don't think we can disclose that. We do the assembly and test service for some of the customers and unfortunately, they don't give us long-term forecasts, they just tell us how much they need help from us every quarter. And typically in the past they are not that far away from the general market so we do not mention it because it is just part of the general market up and down.

But this time we don't know the reason, they don't tell us but the loading forecast is significantly down so we just need to make that statement because it affects our revenue and we get to say our own business midpoint is actually up 3%.

Shawn Harrison - Longbow Research - Analyst

Okay. Mark, I want to go back to your comment on inventory distribution. I think you used the term a little bit high. Are you anticipating any kind of inventory correction in distribution or just kind of lower orders, is that baked into the guidance here this quarter given how you view?

Mark King - Diodes Inc. - SVP, Sales and Marketing

We baked that into the guidance. I think we expected our POS at the end of the second quarter to be able bit better than it was and I think they expected it to be a little bit better than it was. So I think we will have a little bit more mute -- we have taken into consideration a little bit more muting in the quarters and in the Q3 as part of our guidance.

Shawn Harrison - Longbow Research - Analyst

Was there any specific region where it was a little less than anticipated in terms of the point of sale?

Mark King - Diodes Inc. - SVP, Sales and Marketing

No, I think they were all pretty consistent.

Shawn Harrison - Longbow Research - Analyst

Thanks a lot, everybody.

Operator

Liwen Zhang, Blaylock.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Thank you for taking my questions. So the first question regarding your topline this year given the December quarter is seasonally down quarter and even though a little bit better than seasonal right now, you are expecting. So it seems like this year kind of flattish versus last year at the most. So in terms of your growth strategy, are you going to acquire somebody soon to help with the top line?

Keh-Shew Lu - Diodes Inc. - President and CEO

We are not discussing M&A until we get the M&A done so we cannot give you any forecasts or any comment about M&A. And as I say, yes M&A is still one of the key growth strategies we use for growth.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Okay, thanks. My second one is your account receivables seems real increased significantly at the end of Q2. And what happened? Is the June quarter a back-end loaded quarter? Just help me to understand. Thanks.

Rick White - Diodes Inc. - CFO

So the June quarter as most quarters for us, the revenue goes up through the months of the quarter and so the third month of the quarter is bigger than the other two months and that occurred in June maybe a little more than the other quarters. But if you look at the AR days based on revenue, they were 80 and that was similar to last quarter as well. So from an overall AR perspective, it had to do with timing during the quarter rather than some problems associated with AR.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Okay, got it. Thanks. That is all I had.

Operator

Suji Desilva, Topeka.

Suji Desilva - Topeka Capital Markets - Analyst

A quick question on the packaging itself, on the advanced packages, are those still tight or are those easing up at this point?

Mark King - Diodes Inc. - SVP, Sales and Marketing

We had a lot of investment in the quarter in our advanced packaging ramping for the third quarter on some new projects and design wins. So I think that they are tight but we have got them under control now.

Suji Desilva - Topeka Capital Markets - Analyst

And are you saying, Mark, that you have some new projects that will ramp into advanced packaging in the third quarter?

Mark King - Diodes Inc. - SVP, Sales and Marketing

Right, that have been ramping toward the end of the second quarter into the third quarter and we have been expanding vigorously on those things in the first part of the year to support our customer base. And I think we have got -- we are in pretty good shape on capacity at this point.

Suji Desilva - Topeka Capital Markets - Analyst

Okay, great. And then on just the disti inventories, are you seeing an increased reluctance of the distributors to hold inventory? I know you gave some color already but -- or is it more normal course business with just slightly elevated inventory?

Mark King - Diodes Inc. - SVP, Sales and Marketing

I think if you look at the big guys, they report inventory every quarter and they are very sensitized to it so I think you will we may see some pressure from that area. But I don't think it is anything more abnormal than we normally experience. When things are looking like they are going to fly, everybody is trying to get inventory and when everybody is a little bit nervous, everybody gets cautious.

Suji Desilva - Topeka Capital Markets - Analyst

Understood.

Mark King - Diodes Inc. - SVP, Sales and Marketing

So there is not a lot of people out there looking to make a lot of deals for inventory so it is more flow through and then kind of working through and rebalancing and so forth. So I don't think it is anything out of the ordinary. Obviously when things -- when the guidances are closer to flat or slightly up or slightly down, people buy less products.

Suji Desilva - Topeka Capital Markets - Analyst

Okay. And then the last question is really around the diversification effort into auto and industrial. Can you talk about the ramp timeframe and the design wins, how long those take to get to revenue and what the mix percent could be in four quarters or so just to understand how quickly that comes online for you guys?

Keh-Shew Lu - Diodes Inc. - President and CEO

Well, we don't really can tell you, we don't really know from a design win to the revenue because it is different customer, different product line and it is vary -- for example, for automotive, it takes years for a design win production. For consumer market is diverse, design win to production it can be some of them can be in three months. So it varies so much different I think I cannot give you how long it will take. Especially someone then is the season. For example if they are buying for it the new season during Christmas or when they make the new product then from the time they give us design win and ask us to prepare to the production is very short. So varied from the product line.

Mark King - Diodes Inc. - SVP, Sales and Marketing

I was just going to say in automotive what we have done is kind of selected a group of customers in Tier 1 and a group of customers in Tier 2. So we have been able to make some progress over the last three or four quarters with actually growing our revenue quite well in the second tier while we start to build our first tier automotive position.

So our first tier automotive position might take you three years to get your first couple of parts in. But we have been working on this for some time so it is really hard to predict when those things are going to come around but there is also a lot of opportunities to ramp product within a year in some of the second tier automotive customers.

So I think we have got a lot of emphasis in that area. I think industrial is quicker than automotive but also takes a significant amount of time to develop yourself as the vendor especially in the products that we are trying to position, they are a little bit more sensitized to these products versus some more commodity or standard or more simple products.

Keh-Shew Lu - Diodes Inc. - President and CEO

Add it up, if you look at several years ago automotive is only 3% of our revenue and last several quarters, it goes up to about 4% of our revenue and this quarter actually in the third quarter now is a 5% of our revenue. And you know about 2013, I mentioned we formed the automotive business unit and we start to focus on growing automotive. But like I say, the design win here with the production is longer and we started to see the results and that is why you see in automotive revenue as a percentage of our total revenue is up. In the second quarter versus the first quarter we grew 6.4% in automotive. Obviously have that (inaudible) number but is from 4% to 5% and I think the effort, we have been working on it since 2013. Obviously it is paying off and we have good hope of automotive will continue more growth, higher growth than our other business.

Suji Desilva - Topeka Capital Markets - Analyst

Thanks for the color.

Operator

Steve Smigie, Raymond James.

Steve Smigie - Raymond James & Associates - Analyst

Thanks a lot for the opportunity for the follow-up. I was just curious, I missed this. But I was hoping you could talk a little bit about July and August orders because you mentioned orders typically trend higher throughout the quarter and then gets a reset. Some of your competitors or a couple of companies have talked about July orders picking up a little bit and giving them a little feeling a little bit better feel than they had had so I was just curious you talk about July and maybe what you've seen in the first few days of August? Thanks.

Mark King - Diodes Inc. - SVP, Sales and Marketing

I think we are on track. Obviously we are giving our guidance today so we are on track with what we see with our backlog and so forth. I don't think it is running away but I think it has improved. There was a period in June that was relatively slow and relatively soft and I think we moved a little bit better rate than --.

Keh-Shew Lu - Diodes Inc. - President and CEO

Our midpoint is our own business, our midpoint is up 3% from the third quarter to the second quarter.

Steve Smigie - Raymond James & Associates - Analyst

Yes, that is actually pretty good on the core business. And then we've had a lot of questions on Asia and just curious any thoughts here on Europe? Obviously you have Greece having issues and that is potentially making people in the Eurozone nervous and just curious if you have really seen that or if orders are trending better there as well?

Mark King - Diodes Inc. - SVP, Sales and Marketing

I think our orders have been holding on pretty well but we kind of hold our breath with the summer in Europe every day.

Steve Smigie - Raymond James & Associates - Analyst

Fair enough. Would you guys expect to have any 10% customers in the third quarter?

Rick White - Diodes Inc. - CFO

We don't give 10% customers except at year-end so we can't disclose that right now.

Steve Smigie - Raymond James & Associates - Analyst

Okay, great. And then just on gross margin, just hoping -- obviously industrywide revenue levels are a little bit lower here, can you talk about how you might expect gross margins to sort of trend going forward and any update on how you feel about your loadings at BCD?

Keh-Shew Lu - Diodes Inc. - President and CEO

BCD loadings, we are talking about is the wafer fab, okay, and BCD loading is still soft, continued soft and I think last quarter I mentioned about we have qualified our SBR wafer into the BCD. We did that and I think we just qualified now so we will start to ramp it. But we are very careful with our ramp so the third quarter going to be slow ramp than the fourth quarter of SBR move to BCD will be full ramp. But even that BCD wafer fab loading is still soft. But that is just the wafer fab portion. And BCD packaging, we move into SKE, our Shanghai assembly site and with the Chengdu site start to ramp up the production, we are moving some of the BCD loading into our Chengdu site to support Chengdu's ramp up.

Steve Smigie - Raymond James & Associates - Analyst

Okay. Just can you talk about the OpEx dollars as you look at December, March? I have seen some restructurings like Vishay and some other companies out there. Are you anticipating anything like that given the revenue levels or it seems like your guide actually you are kind of maybe seeking a little bit of strength. So I am just curious how you are thinking about OpEx going forward here?

Keh-Shew Lu - Diodes Inc. - President and CEO

We have been in control of our OpEx very steady so we are not taking the action in reduction of force or aggressive and we are really careful of adding the people and we are adding the people, we kept the people because again, people is the most important asset for the company. We will continue our strategy it carefully grows and carefully increases but keep the people we have.

Steve Smigie - Raymond James & Associates - Analyst

Okay, great.

Rick White - Diodes Inc. - CFO

I was just going to say if you look at the SG&A, it was $45 million in the first-quarter, it was $45.5 million in the second quarter so what Dr. Lu was talking about, from a consistency standpoint, is pretty straightforward.

Steve Smigie - Raymond James & Associates - Analyst

Okay, thanks again, guys. I appreciate it.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Co. - Analyst

Thanks for taking my follow-up. I was just wondering if your expectation concerning the guide for computing was about flat or is there continued pressure expected in the guide?

Mark King - Diodes Inc. - SVP, Sales and Marketing

I would say flat to slightly up.

Christopher Longiaru - Sidoti & Co. - Analyst

What was that? I couldn't hear you.

Mark King - Diodes Inc. - SVP, Sales and Marketing

Flattish to slightly up.

Christopher Longiaru - Sidoti & Co. - Analyst

Flattish to slightly up, okay. That is all I had, guys. Thank you.

Operator

Harsh Kumar, Stephens.

Harsh Kumar - Stephens Inc. - Analyst

Actually I'm going to follow up on the previous question. I was going to ask you to elaborate a little bit on the different segments as you think of the guide. Dr. Lu, given the design win momentum, should we expect industrial automotive to be up in the September quarter? And if the hit is coming if computing is up, where's the hit coming? Which sector is taking a hit in September?

Keh-Shew Lu - Diodes Inc. - President and CEO

Well, I think automotive yes we will continue gaining the strength over there, and unfortunately, it is the small portion of the revenue so even if increased higher it is still a small portion of our revenue. Industrial, I think we already significantly improved so if we can keep in that kind of percentage we are happy. Okay. I already said it in the speech, we had consistently two quarters now at 20% of our revenue while our revenue is increased from 1Q to 2Q. So you can see it is continuing to improve and that kind of percentage as a percent of total revenue, it won't be that easy to move, but we want to continue to see the strength in both industrial and automotive area. Computing, I think Mark has already said we maybe be slightly up but it will be a similar percentage. Then consumer -- well --

Mark King - Diodes Inc. - SVP, Sales and Marketing

The second half of the year is generally 3-C based.

Harsh Kumar - Stephens Inc. - Analyst

I'm sorry, I couldn't hear that, Mark.

Mark King - Diodes Inc. - SVP, Sales and Marketing

I would say the second half of the year is generally 3-C based.

Keh-Shew Lu - Diodes Inc. - President and CEO

Consumer, computer, communications.

Mark King - Diodes Inc. - SVP, Sales and Marketing

So Asia growth in this period will probably dominate so that will probably impact those segments but it is a complicated mix to pre-predict.

Keh-Shew Lu - Diodes Inc. - President and CEO

But I think from quarter to quarter you probably won't see a major change.

Harsh Kumar - Stephens Inc. - Analyst

Okay. Fair enough. Thank you very much, Dr. Lu. Very helpful.

Operator

Liwen Zhang, Blaylock.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Thank you for letting me ask a follow-up. So first, congratulations on the Chengdu facility starting mass production. Because of that and also given that (inaudible) Shanghai facility utilization rates still at a lower level, so will you consider to retake a low profit business aggressively down the road?

Keh-Shew Lu - Diodes Inc. - President and CEO

I don't think we are going to be take a low profit business although we continue working on product mix improvement. What we say is if we continue growing and then our Shanghai cannot or is limited to growth now and then in Chengdu is where we are growing in our future capacity needs.

And I want to put some color in here. We in Chengdu, we have our own plating line now. In Shanghai, we use a subcon to do the plating, and plating is one of the key assembly costs to us. Assembly cost plating is one of the key costs, and we decided to have our own plating operation in Chengdu so we will try to separate our product line for the product need plating, we will gradually move the loading into Chengdu, and for the product don't need plating like QFN and DFN, they don't need plating, we would expand the production in Shanghai. So we kind of gradually moved our product separately in two locations and the product need plating we put more and more capacity in Chengdu and while the product don't need plating, we have put more capacity in Shanghai and reduced the plating capacity in the Shanghai to keep the space for plating product. So this is the strategic move and in the future that will help us to reduce the cost.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

I see. Thank you so much for the details.

Operator

I'm showing no further questions. I would like to hand the call back to Dr. Lu for any closing remarks.

Keh-Shew Lu - Diodes Inc. - President and CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Have a great day, everyone.